VERA BRADLEY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2017 RESULTS

Fourth quarter net revenues totaled $134.8 million

Fourth quarter net income on a GAAP basis totaled $3.5 million, or $0.09 per diluted share; fourth quarter net income on a non-GAAP basis (excluding store impairment charges) totaled $10.1 million, or $0.28 per diluted share

Company ended the fiscal year with strong cash position (including short-term investments) of $116.5 million, no debt, and year-over-year inventories down 10.0%

FORT WAYNE, Ind., March 8, 2017 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the fourth quarter and fiscal year ended January 28, 2017 (“fiscal 2017”).

Note that the Company has now excluded store impairment charges and certain additional severance charges in its previously reported non-GAAP income numbers.

Comments on Fourth Quarter Performance

Robert Wallstrom, Chief Executive Officer, noted, “The retail environment became even more challenging in the fourth quarter. Consequently, both total revenues and our gross profit percentage were modestly below our expectations. However, we exceeded our fourth quarter EPS guidance, primarily due to diligent expense management and a lower-than-expected tax rate.”

Summary of Fourth Quarter Financial Performance

Net revenues totaled $134.8 million for the current year fourth quarter ended January 28, 2017, compared to $154.1 million in the prior year fourth quarter ended January 30, 2016.

For the current year fourth quarter, the Company posted net income of $3.5 million, or $0.09 per diluted share. These results included $6.6 million of after-tax impairment charges related to underperforming stores. On a non-GAAP basis, excluding these charges, the Company’s net income totaled $10.1 million, or $0.28 per diluted share.

For the prior year fourth quarter, the Company recorded net income of $15.7 million, or $0.41 per diluted share. These results included after-tax store impairment charges of $1.8 million. On a non-GAAP basis, excluding these charges, the Company’s net income totaled $17.5 million, or $0.46 per diluted share.

Summary of Fiscal 2017 Financial Performance

Net revenues totaled $485.9 million for fiscal 2017, compared to revenues of $502.6 million for the fiscal year ended January 30, 2016 (“fiscal 2016”).

The Company posted net income of $19.8 million, or $0.53 per diluted share, in the current fiscal year. These results included net after-tax adjustments of $7.0 million, comprised of:

•	$8.0 million of store impairment charges and

•	$0.6 million of severance charges,

•	partially offset by the release of $1.6 million in tax reserves no longer deemed necessary.

On a non-GAAP basis, excluding these adjustments, the Company’s current year net income totaled $26.8 million, or $0.72 per diluted share.

For the prior year, the Company posted net income of $27.6 million, or $0.71 per diluted share. These results included net after-tax charges totaling $6.0 million, comprised of:

•	$1.8 million of store impairment charges;

•	$2.1 million related to the closing of its Indiana manufacturing facility, primarily related to severance and lease termination charges;

•	$1.5 million related to other severance and restructuring charges; and

•	$0.6 million related to an increase in income tax reserves for uncertain federal and state tax positions related to research and development credits.

On a non-GAAP basis, excluding these charges, the Company’s net income totaled $33.5 million, or $0.86 per diluted share, for the prior year.

Comments on Fiscal 2017 Accomplishments

Wallstrom also noted, “Even though fiscal 2017 was a challenging year, we made meaningful progress against key elements of our long-term strategic plan. Specifically:

•	In product, we:

◦
continued to create beautiful solutions for our target customer through functionality and innovation in our core classifications of fashion bags and accessories, travel, and campus, and continued to add product categories to enhance her lifestyle, such as in home and beauty;

◦	expanded our collegiate initiative to represent over 70 schools; and

◦
announced six licensing agreements in the areas of bedding, hosiery, swim, tech, stationery, and publishing for products that will debut throughout 2017. These products should increase our brand exposure, allow us to attract new customers, provide additional distribution, and drive traffic to our digital flagship.

•	In distribution, we:

◦
opened four full-line stores, all in our new modern store design, including our flagship store in New York City’s historic SoHo district and our highest traffic and volume store in Disney Springs in Orlando;

◦
completed the remodel of our Jefferson Pointe store in our hometown of Fort Wayne; refreshed 13 of our higher-traffic, higher-volume full-line stores with our new branding, including storefront facade, logo, and interior changes; and rebranded the facades of our 15 newest full-line stores so that about a third of our fleet now reflects our new logo and signage;

◦	opened six factory outlet stores;

◦	continued to make improvements to verabradley.com, preparing for the relaunch of our digital flagship, which was completed in February 2017; and

◦	added additional distribution to approximately 130 Macy’s, Belk, and Bon-Ton department stores.

•	Our marketing efforts drove customer engagement by:

◦	increasing brand visibility and igniting a social movement with our multi-faceted ‘It’s Good to be a Girl’ campaign;

◦	an intensified emphasis on influencers, social, mobile, and video content;

◦
generating over 500 million impressions through national ads and editorial content in such publications as People StyleWatch, InStyle, Glamour, and Seventeen; online and digital ads on Hulu, Pandora, and the Conde Nast network; and increased influencer and celebrity marketing.”

Looking Ahead

Wallstrom added, “We have a strong brand, a talented team, and a solid financial foundation and are focused on ensuring Vera Bradley’s prosperous future. However, our transformation is taking longer than we had originally planned, and the overall retail environment and accessories space are significantly more challenging than anticipated.

“As we enter fiscal 2018, our primary objective is to increase our customer count. In order to do this, we must:

•	Drive brand desirability through a robust marketing program and focused brand clarity;

•	Drive product desirability through focusing on our core assortment and strategically leveraging licensing opportunities to expand the brand reach; and

•
Strengthen our distribution network, focusing on driving comparable sales in our core businesses, including continuing to strengthen our digital flagship and relocating or closing up to 15 underperforming full-line stores.”

“We believe keenly focusing on these three goals will best position Vera Bradley for long-term revenue and income growth,” Wallstrom concluded.

Fourth Quarter Details

The non-GAAP current and prior year fourth quarter income statement numbers referenced below exclude previously outlined store impairment charges.

Current year fourth quarter net revenues of $134.8 million were modestly below the low end of the Company’s guidance range of $135 million to $140 million. Prior year fourth quarter revenues totaled $154.1 million.

Current year fourth quarter Direct segment revenues totaled $108.9 million, a 3.6% decrease from $112.9 million in the prior year fourth quarter. Comparable sales (including e-commerce) decreased 9.5% for the quarter (reflecting an 11.2% decline in comparable store sales and a 6.5% decrease in e-commerce sales), which was partially offset by new store growth (the Company opened four full-line and six factory outlet stores during the past 12 months). Fourth quarter comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic.

As expected, Indirect segment revenues decreased 36.9% to $26.0 million from $41.2 million in the prior year fourth quarter, reflecting a meaningful reduction in orders from specialty retailers as well as smaller orders from department stores and other key accounts.

Gross profit for the quarter totaled $75.1 million, or 55.7% of net revenues, compared to $89.6 million, or 58.2% of net revenues, in the prior year fourth quarter. The year-over-year 250 basis point gross profit percentage decline primarily related to increased promotional activity at the Company’s factory outlet stores, which also caused the gross profit percentage to fall modestly below the low end of the guidance range of 55.9% to 56.2%.

SG&A expense totaled $70.6 million, or 52.4% of net revenues, in the current year fourth quarter, compared to $64.9 million, or 42.1% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, excluding store impairment charges, SG&A expense totaled $60.2 million, or 44.6% of net revenues, in the current year fourth quarter, compared to $62.1 million, or 40.3% of net revenues, in the prior year fourth quarter. SG&A dollars decreased over the prior year primarily due to a decline in incentive compensation related to Company performance as well as diligent expense management, partially offset by expenses related to new stores. The SG&A expense rate was lower than the Company’s guidance of 46.1% to 46.7% due to diligent expense management.

Operating income totaled $4.7 million, or 3.5% of net revenues, in the current year fourth quarter, compared to $25.4 million, or 16.5% of net revenues, in the prior year fourth quarter. By segment, Direct operating income was $15.2 million, or 13.9% of sales, compared to $30.3 million, or 26.8% of sales, in the prior year, and Indirect operating income was $9.4 million, or 36.3% of sales, compared to $16.7 million, or 40.5% of sales, in the prior year.

On a non-GAAP basis, excluding store impairment charges, operating income totaled $15.2 million, or 11.2% of net revenues, in the current year fourth quarter, compared to $28.2 million, or 18.3% of net revenues, in the prior year fourth quarter. Excluding store impairment charges by segment, Direct operating income was $25.7 million, or 23.6% of sales, compared to $33.0 million, or 29.2% of sales, in the prior year, and Indirect operating income was $9.4 million, or 36.3% of sales, compared to $16.7 million, or 40.5% of sales, in the prior year.

Fiscal Year 2017 Details

The non-GAAP current and prior year income statement numbers referenced below exclude the impairment charges and other call-out items previously outlined.

For the current fiscal year, net revenues totaled $485.9 million compared to $502.6 million in the prior year and slightly below the Company’s guidance range of $486 million to $491 million.

Direct segment revenues for the current fiscal year totaled $355.2 million, a 1.1% increase from $351.3 million last year. Comparable sales (including e-commerce) decreased 7.0% for the fiscal year (reflecting a 7.1% decline in comparable store sales and a 6.7% decrease in e-commerce sales), which was more than offset by new store growth (the Company opened four full-line and six factory outlet stores during the past 12 months). Comparable sales were negatively impacted by year-over-year declines in store and e-commerce traffic. E-commerce and full-line store sales were also negatively impacted by lower levels of promotional activity in the first half of the fiscal year.

Indirect segment revenues decreased 13.6% to $130.8 million from $151.3 million in the prior year, primarily reflecting a reduction in orders from specialty retailers.

Gross profit for the fiscal year totaled $276.0 million, or 56.8% of net revenues, compared to $281.2 million, or 55.9% of net revenues, in the prior year. On a non-GAAP basis, excluding the aforementioned charges, gross profit was $284.6 million, or 56.6% of net revenues, in the prior year. The year-over-year 20 basis point gross profit percentage increase (excluding charges) primarily related to sourcing efficiencies, partially reduced by increased promotional activity in the Company’s factory outlet stores. Gross profit was in line with guidance of 56.8% to 56.9%.

SG&A expense totaled $249.2 million, or 51.3% of net revenues, in the current fiscal year, compared to $236.8 million, or 47.1% of net revenues, in the prior year. On a non-GAAP basis, excluding the aforementioned charges, SG&A expense totaled $235.5 million, or 48.5% of net revenues, in the current fiscal year, compared to $231.6 million, or 46.1% of net revenues, in the prior year. SG&A dollars increased over the prior year primarily due to new store expenses, partially offset by a decline in incentive compensation due to Company performance. The SG&A rate was lower than guidance of approximately 49.5% to 49.7% primarily due to diligent expense management.

Operating income totaled $28.2 million, or 5.8% of net revenues, for the current fiscal year, compared to $46.7 million, or 9.3% of net revenues, last year. By segment, Direct operating income was $62.6 million, or 17.6% of sales, compared to $74.1 million, or 21.1% of sales, in the prior year, and Indirect operating income was $51.0 million, or 39.0% of sales, compared to $60.4 million, or 39.9% of sales.

On a non-GAAP basis, excluding the aforementioned charges, operating income totaled $41.9 million, or 8.6% of net revenues, for the current fiscal year, compared to $55.4 million, or 11.0% of net revenues, last year. Excluding the aforementioned charges by segment, Direct operating income was $75.3 million, or 21.2% of sales (which excluded $12.7 million of the aforementioned charges), compared to $80.3 million, or 22.9% of sales (which excluded $6.2 million of the aforementioned charges), in the prior year, and Indirect operating income was $51.0 million, or 39.0% of sales, compared to $61.6 million, or 40.7% of sales (which excluded $1.1 million of the aforementioned charges).

Net capital spending for the fourth quarter and full fiscal year totaled $3.3 million and $20.8 million, respectively. Capital spending for the fiscal year was generally in line with guidance of $20 million.

During the fourth quarter, the Company repurchased approximately $1.2 million worth of its common stock (approximately 91,000 shares at an average price of $13.33). These fourth quarter repurchases bring the total repurchased during the fiscal year to $24.5 million (approximately 1.6 million shares at an average repurchase price of $15.27).

Cash and cash equivalents and short-term investments as of January 28, 2017 totaled $116.5 million compared to $97.7 million at January 30, 2016. The Company had no debt outstanding at fiscal year end. Year-end inventory was $102.3 million compared to $113.6 million at last fiscal year end and in line with guidance of $100 million to $110 million.

First Quarter and Fiscal Year 2018 Outlook

The non-GAAP prior year numbers referenced below exclude the aforementioned store impairment charges and other previously disclosed call-out items. Current year estimates do not include any impairment, store closing, or other charges.

For the first quarter of fiscal 2018, the Company expects:

•	Net revenues of $94 million to $99 million compared to prior year first quarter revenues of $105.2 million.

•
A gross profit percentage of 55.0% to 55.5% compared to 56.7% in the prior year first quarter. The planned decline reflects an expected increased level of promotional activity as well as channel mix changes.

•	SG&A as a percentage of net revenues of 61.1% to 63.3% compared to 53.6% in the prior year first quarter. Deleverage is primarily due to expected reduced revenues in the quarter.

•
Diluted loss per share of ($0.11) to ($0.14), based on diluted weighted-average shares outstanding of 36.2 million and an effective tax rate of 25.0%. Net income totaled $2.4 million, or $0.06 per diluted share, in the prior year first quarter.

•	Inventory of $100 million to $110 million at the end of the first quarter, compared to $113.4 million at the end of last year’s first quarter.

For fiscal 2018 (which includes a 53rd week), the Company expectations are as follows:

•	Net revenues of $460 million to $480 million compared to $485.9 million last year.

•
A gross profit percentage of 56.0% to 56.5% compared to 56.8% last year. The planned decline relates to expected increased promotional activity and channel mix changes, partially offset by planned overhead savings.

•
SG&A as a percentage of net revenues of 50.8% to 51.3% compared to 51.3% last year. Excluding charges, SG&A as a percentage of net revenues was 48.5% last year. The planned increase, excluding charges, relates to the annualization of new store expenses, additional incentive compensation, and incremental depreciation associated with the new digital flagship. In addition, deleverage is expected due to reduced sales.

•
Diluted earnings per share of $0.40 to $0.50, based on diluted weighted-average shares outstanding of 35.8 million and an effective tax rate of 38.0%. Diluted earnings per share totaled $0.53 last year. Excluding charges, diluted earnings per share totaled $0.72 last year.

•	Net capital spending of approximately $10 million to $15 million compared to $20.8 million in the prior year.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.
The Company believes that the non-GAAP measures presented in this earnings release, including current and prior year fourth quarter and fiscal year selling, general, and administrative expenses; operating income; net income and diluted earnings per share and prior year gross profit, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. Beginning in the fourth quarter of fiscal 2017, the Company has excluded the impact of store impairment charges in its calculation of non-GAAP measures. For comparability, the prior year fourth quarter and fiscal year supplemental schedules have been recast to exclude the impact of the store impairment charges. The Company has also excluded the impact of a certain severance charge in the calculation of non-GAAP measures in the current fiscal year. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release. A supplemental schedule for the current year second quarter and a recast of the current year third quarter have been provided to exclude the store impairment charges and a certain severance charge.

Call Information

A conference call to discuss fourth quarter and year end results is scheduled for today, Wednesday, March 8, 2017, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 263-8506, and enter the access code 6193691. A replay will be available shortly after the conclusion of the call and remain available through March 22, 2017. To access the recording, listeners should dial (844) 512-2921, and enter the access code 6193691.

About Vera Bradley, Inc.

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace.

Vera Bradley offers a unique, multi-channel sales model as well as a focus on service and a high level of customer engagement. The Company sells its products through two reportable segments: Direct and Indirect. The Direct business consists of sales of Vera Bradley products through the Company’s full-line and factory outlet stores in the United States, verabradley.com, eBay, and its annual outlet sale in Fort Wayne, Indiana. The Indirect business consists of sales of Vera Bradley products to approximately 2,600 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, its wholesale business in Japan, and third-party inventory liquidators.

The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores and/or operate current stores as planned; adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our single distribution facility; and possible ramifications from the payment card incident disclosed in October 2016. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 30, 2016. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
877-708-VERA (8372)

Vera Bradley, Inc.
Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 28, 2017	January 30, 2016
Assets
Current assets:
Cash and cash equivalents	$86,375	$97,681
Short-term investments	30,152	—
Accounts receivable, net	23,313	31,294
Inventories	102,283	113,590
Income taxes receivable	3,217	785
Prepaid expenses and other current assets	10,237	10,292
Total current assets	255,577	253,642
Property, plant, and equipment, net	101,577	113,711
Deferred income taxes	13,539	11,363
Other assets	2,816	1,963
Total assets	$373,509	$380,679
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$32,619	$24,606
Accrued employment costs	12,474	14,937
Other accrued liabilities	16,906	16,924
Income taxes payable	508	10,085
Total current liabilities	62,507	66,552
Long-term liabilities	27,216	28,872
Total liabilities	89,723	95,424
Shareholders’ equity:
Additional paid-in capital	88,739	85,436
Retained earnings	263,767	244,009
Accumulated other comprehensive loss	(50)	(43)
Treasury stock	(68,670)	(44,147)
Total shareholders’ equity	283,786	285,255
Total liabilities and shareholders’ equity	$373,509	$380,679

Vera Bradley, Inc.
Consolidated Statements of Income
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2017	January 30, 2016	January 28, 2017	January 30, 2016
Net revenues	$134,849	$154,096	$485,937	$502,598
Cost of sales	59,760	64,453	209,891	221,409
Gross profit	75,089	89,643	276,046	281,189
Selling, general, and administrative expenses	70,643	64,860	249,155	236,836
Other income	212	635	1,329	2,369
Operating income	4,658	25,418	28,220	46,722
Interest expense, net	8	54	178	263
Income before income taxes	4,650	25,364	28,042	46,459
Income tax expense	1,199	9,653	8,284	18,901
Net income	$3,451	$15,711	$19,758	$27,558

Basic weighted-average shares outstanding	36,217	37,924	36,838	38,795
Diluted weighted-average shares outstanding	36,359	38,053	36,970	38,861

Basic net income per share	$0.10	$0.41	$0.54	$0.71
Diluted net income per share	$0.09	$0.41	$0.53	$0.71

Vera Bradley, Inc.
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Fifty-Two Weeks Ended
	January 28, 2017	January 30, 2016
Cash flows from operating activities
Net income	$19,758	$27,558
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	19,516	19,418
Impairment charges	12,706	2,755
Provision for doubtful accounts	439	515
Loss on disposal of property, plant, and equipment	14	141
Stock-based compensation	4,032	5,027
Deferred income taxes	(2,176)	(3,340)
Gain on short-term investment	(152)	—
Changes in assets and liabilities:
Accounts receivable	7,542	(435)
Inventories	11,307	(15,187)
Prepaid expenses and other assets	(798)	(2,571)
Accounts payable	9,001	(8,665)
Income taxes	(12,009)	12,508
Accrued and other liabilities	(3,994)	5,546
Net cash provided by operating activities	65,186	43,270
Cash flows from investing activities
Purchases of property, plant, and equipment	(20,778)	(26,322)
Purchase of short-term investment	(30,000)	—
Proceeds from disposal of property, plant, and equipment	8	—
Net cash used in investing activities	(50,770)	(26,322)
Cash flows from financing activities
Tax withholdings for equity compensation	(729)	(583)
Repurchase of common stock	(24,959)	(30,870)
Other financing activities, net	(27)	(78)
Net cash used in financing activities	(25,715)	(31,531)
Effect of exchange rate changes on cash and cash equivalents	(7)	(28)
Net decrease in cash and cash equivalents	(11,306)	(14,611)
Cash and cash equivalents, beginning of period	97,681	112,292
Cash and cash equivalents, end of period	$86,375	$97,681
Supplemental disclosure of cash-flow information
Cash paid for income taxes, net	$24,824	$9,302
Cash paid for interest	$248	$259
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of January 28, 2017 and January 30, 2016	$—	$436
Expenditures incurred but not yet paid as of January 30, 2016 and January 31, 2015	$436	$116
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of January 28, 2017 and January 30, 2016	$2,204	$2,872
Expenditures incurred but not yet paid as of January 30, 2016 and January 31, 2015	$2,872	$2,172

Vera Bradley, Inc.
First Quarter Fiscal 2017
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended April 30, 2016
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$56,376	$—	$56,376
Operating income	3,857	—	3,857
Income before income taxes	3,809	—	3,809
Income tax expense	1,391	—	1,391
Net income	2,418	—	2,418
Diluted net income per share	$0.06	$—	$0.06

Direct segment operating income	$12,137	$—	$12,137

[1]There were no Other Items identified during the first quarter of fiscal 2017

Vera Bradley, Inc.
Second Quarter Fiscal 2017
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended July 30, 2016
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$60,305	$2,516	[1]	$57,789
Operating income (loss)	8,303	(2,516)		10,819
Income (loss) before income taxes	8,240	(2,516)		10,756
Income tax expense (benefit)	3,131	(924)	[2]	4,055
Net income (loss)	5,109	(1,592)		6,701
Diluted net income (loss) per share	$0.14	$(0.04)		$0.18

Direct segment operating income (loss)	$18,149	$(1,578)	[3]	$19,727
Unallocated corporate expenses	$(21,854)	$(938)	[4]	$(20,916)

[1]Items include $1,578 for store impairment charges and $938 for a severance charge
[2]Related to the tax impact of the charges mentioned above
[3]Related to store impairment charges
[4]Related to a severance charge

Vera Bradley, Inc.
Third Quarter Fiscal 2017
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended October 29, 2016
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$61,831	$636	[1]	$61,195
Operating income (loss)	11,402	(636)		12,038
Income (loss) before income taxes	11,343	(636)		11,979
Income tax expense (benefit)	2,563	(1,860)	[2]	4,423
Net income	8,780	1,224		7,556
Diluted net income per share	$0.24	$0.03		$0.21

Direct segment operating income (loss)	$17,104	$(636)	[1]	$17,740

[1]Items are for store impairment charges
[2]Includes $1,626 related to the release of certain income tax reserves and a benefit of $234 related to the tax impact of the charges mentioned above

Vera Bradley, Inc.
Fourth Quarter Fiscal 2017
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended January 28, 2017
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$70,643	$10,492	$60,151
Operating income (loss)	4,658	(10,492)	15,150
Income (loss) before income taxes	4,650	(10,492)	15,142
Income tax expense (benefit)	1,199	(3,855)	5,054
Net income (loss)	3,451	(6,637)	10,088
Diluted net income (loss) per share	$0.09	$(0.18)	$0.28

Direct segment operating income (loss)	$15,187	$(10,492)	$25,679

[1]Items are for store impairment charges

Vera Bradley, Inc.
Fourth Quarter Fiscal 2016
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended January 30, 2016
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$64,860	$2,755	$62,105
Operating income (loss)	25,418	(2,755)	28,173
Income (loss) before income taxes	25,364	(2,755)	28,119
Income tax expense (benefit)	9,653	(1,009)	10,662
Net income (loss)	15,711	(1,746)	17,457
Diluted net income (loss) per share	$0.41	$(0.05)	$0.46

Direct segment operating income (loss)	$30,270	$(2,755)	$33,025

[1]Items are for store impairment charges

Vera Bradley, Inc.
Fiscal 2017
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended January 28, 2017
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Selling, general, and administrative expenses	$249,155	$13,644	[1]	$235,511
Operating income (loss)	28,220	(13,644)		41,864
Income (loss) before income taxes	28,042	(13,644)		41,686
Income tax expense (benefit)	8,284	(6,639)	[2]	14,923
Net income (loss)	19,758	(7,005)		26,763
Diluted net income (loss) per share	$0.53	$(0.19)		$0.72

Direct segment operating income (loss)	$62,577	$(12,706)	[3]	$75,283
Unallocated corporate expenses	(85,312)	(938)	[4]	(84,374)

[1]Includes $12,706 related to store impairment charges and $938 for a severance charge
[2]Includes $1,626 for the release of certain income tax reserves and a benefit of $5,013 related to the tax impact of the charges mentioned above
[3]Related to store impairment charges
[4]Related to a severance charge

Vera Bradley, Inc.
Fiscal 2016
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended January 30, 2016
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Restructuring Items & Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$281,189	$(3,434)	[1]	$284,623
Selling, general, and administrative expenses	236,836	5,238	[2]	231,598
Operating income (loss)	46,722	(8,672)		55,394
Income (loss) before income taxes	46,459	(8,672)		55,131
Income tax expense (benefit)	18,901	(2,707)	[3]	21,608
Net income (loss)	27,558	(5,965)		33,523
Diluted net income (loss) per share	$0.71	$(0.15)		$0.86

Direct segment operating income (loss)	$74,114	$(6,225)	[4]	$80,339
Indirect segment operating income (loss)	$60,409	$(1,146)	[5]	$61,555
Unallocated corporate expenses	$(87,801)	$(1,301)	[6]	$(86,500)

[1]Items include one-time exit costs related to the Company's manufacturing facility closure, including employee severance, a lease termination payment and fixed asset acceleration charges
[2]Includes $1,301 for a severance charge, $1,182 related to a lease termination and $2,755 related to store impairment charges
[3]Includes $575 related to an additional income tax reserve and a benefit of $3,282 related to the tax impact of the charges mentioned above
[4]Includes an allocation of $2,288 related to the one-time exit costs for the Company's manufacturing facility closure, $1,182 related to a lease termination and $2,755 related to store impairment charges

[5]Related to an allocation of $1,146 for the one-time exit costs for the Company's manufacturing facility closure
[6]Related to a severance charge